Exhibit 10.2

DATED 29 July 2004

(1)	NORWICH UNION CUSTOMER SERVICES (SINGAPORE) PRIVATE LIMITED

(2)	EXLSERVICE HOLDINGS, INC

INSURANCE SERVICES FRAMEWORK AGREEMENT

CONTENTS PAGE

Clause		Page
1	DEFINITIONS AND INTERPRETATION	2
2	EXISTING AGREEMENTS	2
3	INSURANCE SERVICES WORK ORDERS	3
4	THE SERVICES	3
5	COMMENCEMENT AND TERM	4
6	EXTENSION OF TERM	4
7	ACCEPTANCE TESTING	4
8	SERVICE LEVELS AND SERVICE CREDITS	6
9	EXL HOLDINGS (US) PROPERTY	6
10	CLIENT ASSETS	6
11	TRADE MARK LICENCE, CLIENT LICENCES AND OTHER AGREEMENTS	7
12	INTELLECTUAL PROPERTY RIGHTS OWNERSHIP	8
13	THE CHARGES	9
14	TAX	11
15	TERMINATION OF INSURANCE SERVICES WORK ORDERS	11
16	TERMINATION OF THIS AGREEMENT	13
17	STEP IN AND TRANSFER	16
18	INITIAL PUBLIC OFFERING	16
19	LIMITATIONS OF LIABILITY	18
20	CONTINUOUS IMPROVEMENT	19
21	GENERAL OBLIGATIONS	19
22	INSURANCE	22
23	CONFIDENTIALITY	22
24	ACCESS	22
25	EMPLOYEE ISSUES	23
26	CONTRACT CHANGE CONTROL PROCEDURES	23
27	REPORTING OBLIGATIONS	24
28	EXIT MANAGEMENT	24
29	SECURITY	24
30	DISASTER RECOVERY AND BUSINESS CONTINUITY	24
31	PREMISES REGULATIONS	24
32	TRANSFER AND SUB-CONTRACTING	24
33	FORCE MAJEURE	25
34	THIRD PARTY RIGHTS	26
35	DATA PROTECTION	27
36	AUDIT AND INFORMATION	27
37	ANCILLARY PROVISIONS	28
SCHEDULE 1 DEFINITIONS		32
SCHEDULE 2 SECURITY		39
SCHEDULE 3 CHARGING PRINCIPLES		44
SCHEDULE 4 CONTRACT CHANGE CONTROL PROCEDURES		47
SCHEDULE 5 REPORTING		49
SCHEDULE 6 PROFORMA WORK ORDER		52
SCHEDULE 7 EXIT MANAGEMENT		58
SCHEDULE 8 COMPETITORS FOR CHANGE OF CONTROL		61
SCHEDULE 9 NOT USED		62
SCHEDULE 10 IT AREAS OF RESPONSIBILITY		63
SCHEDULE 11 TRADE MARKS		64
SCHEDULE 12 KEY PERSONNEL AND SUPPLIER MANAGEMENT TEAM		66
SCHEDULE 13 EMPLOYEE MANAGEMENT		67
SCHEDULE 14 PERMITTED SUB-CONTRACTORS		72
SCHEDULE 15 ASSET TRANSFER AGREEMENT		73

INSURANCE SERVICES FRAMEWORK AGREEMENT

Dated: 29 July 2004, effective from August 1,2004

BETWEEN:

(1)	Norwich Union Customer Services (Singapore) Private Limited, a company registered in Singapore with registration number 200303457R and whose registered office is at 4 Shenton Way, #01-01 SGX Centre 2, Singapore 068807 (the “Client”); and

(2)	Exlservice Holdings, Inc, a company registered in the State of Delaware and whose principal office is at 350 Park Avenue, 10th Floor, New York, NY 10022 (“EXL Holdings (US)”).

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless inconsistent with the context or otherwise specified, the definitions set out in schedule 1 shall apply.

1.2	References to clauses and schedules are to clauses of and the schedules to this Agreement.

1.3	The schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	References to paragraphs are to the paragraphs of an Insurance Services Work Order.

1.5	Words importing gender include each gender.

1.6	References to persons include bodies corporate, firms and unincorporated associations and that person’s legal personal representatives and successors.

1.7	The singular includes the plural and vice versa.

1.8	Clause headings are included for the convenience of the Parties only and do not affect its interpretation.

1.9	References to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall be construed as including references to the corresponding provisions of any earlier legislation directly or indirectly amended, consolidated, extended or replaced by those statutory provisions or re-enacted and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.10	References to any English legal or accounting term for any action, remedy, method of judicial proceeding, legal or accounting document, legal or accounting status, insolvency proceeding, event of incapacity, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept, practice or principle or thing shall in respect of any jurisdiction other than England be deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned.

1.11	Any undertaking by either of the Parties not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing.

2	EXISTING AGREEMENTS

2.1	With effect from the Effective Date, the following agreements (the “Existing Agreements”) shall terminate:

2.1.1	an Umbrella Agreement dated 28 May 2003;

2.1.2	an Insurance Service Framework Agreement dated 28 May 2003;

2.1.3	Work Order No 1 dated 2 June 2003;

2.1.4	Guarantee and Indemnity dated 25 July 2003; and

2.1.5	Data Protection Agreement dated 25 July 2003.

3	INSURANCE SERVICES WORK ORDERS

3.1	Where the Client and EXL Holdings (US) agree to enter into a contract for the provision of services the Parties shall, subject to clause 3.3, complete an Insurance Services Work Order. For the avoidance of doubt, only Vikram Talwar and Rohit Kapoor, or such other persons who have been specifically identified to Client by EXL Holdings (US), shall be authorised to sign any Insurance Services Work Orders on behalf of EXL Holdings (US).

3.2	Each Insurance Services Work Order shall incorporate the terms of this Agreement as specified in the Insurance Services Work Order. Otherwise, the provisions of this Agreement shall only apply in agreements between the Parties where expressly stated to so apply.

3.3	EXL Holdings (US) shall not be under any obligation to agree to any new Insurance Services Work Order which would result in any financial arrangements which are in excess of the amount covered by the Guarantee.

4	THE SERVICES

4.1	EXL Holdings (US) shall supply each of the Insurance Services as set out in an Insurance Services Work Order to the Client in accordance with the terms of the Insurance Services Work Order.

4.2	Subject to the Contract Change Control Procedures, EXL Holdings (US) and the Client shall comply with the agreed Project Timetable set out in the applicable Insurance Services Work Order.

4.3	Where the Client wishes to pass on the Insurance Services to an Authorised Agent, Associated Company or Authorised User, EXL Holdings (US) shall as directed by the Client, supply the Insurance Services so that Client can pass them on or procure that they are passed on to that Authorised Agent, Associated Company or Authorised User as the case may be provided that the obligations of EXL Holdings (US) in respect thereof shall be to Client and not the Authorised Agent, Associated Company or Authorised User. The Client shall procure that such Authorised Agent, Authorised Company or Authorised User shall, as necessary, comply with any obligations set out in the relevant Insurance Services Work Order which the parties are agreed as being necessary for these purposes.

For the avoidance of doubt, it is expressly understood that Client (and not any Associated Companies, Authorised Agents or Authorised Users) shall be responsible for the payment of the Charges.

4.4	In the event that any Associated Company which receives the Insurance Services (or any part thereof) pursuant to clause 4.3 ceases to be an Associated Company of the Client (thereafter the “Divested Entity”) the Divested Entity shall (subject to the Client’s prior written agreement and subject to the Divested Entity being required by the Client to comply with all obligations, the Client remaining responsible for such compliance by the Divested Entity on it pursuant to this Agreement) be permitted to continue to receive the Insurance Services via or as directed by the Client for a period of one year from the date it so ceases to be an Associated Company of the Client.

4.5	The Insurance Services supplied under an Insurance Services Work Order shall be provided from the Insurance Centre.

4.6	EXL Holdings (US) shall not alter the location of the Insurance Centre without the prior written consent of the Client, such consent not to be unreasonably withheld.

4.7	For the avoidance of doubt, nothing in this Agreement or in any Insurance Services Work Order shall require or permit EXL Holdings (US) to bind the Client or any Associated Company to a contract of insurance to be underwritten by the Client or such Associated Company nor to enter into any such contract on behalf of the Client or such Associated Company, nor to collect any insurance premiums in respect of a contract of insurance underwritten by the Client or such Associated Company.

4.8	The Client agrees to comply with the Minimum Commitment. If in any continuous period of 12 months following the Effective Date the amount of the Management Fee paid to EXL Holdings (US) in that period pursuant to Schedule 3 is less than the amount of the Management Fee that would have been so paid had the Minimum Commitment been complied with, the Client agrees to pay to EXL Holdings (US) such difference within 21 days of receipt of a valid invoice prepared in accordance with clause 13 below. Any dispute between the parties as to whether the Minimum Commitment has been complied with or, if it has not, the amount of any difference so due to EXL Holdings (US) pursuant to this clause 4.8 shall be determined in accordance with clause 13.8 below. For the avoidance of doubt, the right to payment of the difference as described above, shall be EXL Holdings (US)’ sole remedy in the event of the Client not complying with the Minimum Commitment.

5	COMMENCEMENT AND TERM

5.1	This Agreement shall take effect on the Effective Date and shall continue for a minimum period of five (5) years unless and until terminated in accordance with the terms of this Agreement.

5.2	Each Insurance Services Work Order shall take effect on its Commencement Date and shall continue for the duration specified in that Insurance Services Work Order (in relation to each such Insurance Services Work Order, the “Term”) unless and until terminated in accordance with the terms of this Agreement or the relevant Insurance Services Work Order or extended in accordance with clause 6.1.

6	EXTENSION OF TERM

6.1	The Client may, at its sole option, extend the Term of an Insurance Services Work Order by such period as the Client requires (but not being less than three months) and (subject to the Parties reaching agreement on any maximum aggregate extension and on the Charges to apply to such extension), by serving notice on EXL Holdings (US) no less than three months prior to the date upon which the Term, or extended Term would otherwise expire. Subject to that minimum period for each extension and that maximum aggregate extension and the provision of such notice, the Client may extend the Term of an Insurance Services Work Order as many times as it requires. For the avoidance of doubt, nothing in this clause 6.1 shall require EXL Holdings (US) to agree to such extension if, for reasons beyond its control, it is unable to provide Insurance Services under that Insurance Services Work Order during the extended period.

7	ACCEPTANCE TESTING

7.1	This clause 7 shall apply to all Deliverables specified in paragraph 5 of an Insurance Services Work Order.

7.2	EXL Holdings (US) shall complete the Deliverable, carry out its own successful internal tests of the Deliverable and notify the Client that it has done so as soon as reasonably practicable and in any event by the date specified in paragraph 5 of the applicable Insurance Services Work Order and the Client shall start to carry out Acceptance Tests of the Deliverable in accordance with the Acceptance Tests. The Client shall use its reasonable endeavours to complete the Acceptance Tests within the specified time after receiving notification that EXL Holdings (US) has completed the Deliverable, where the “specified time” means that period specified for these purposes in paragraph 5 of the applicable Insurance Services Work Order. EXL Holdings (US) shall provide the assistance in respect of such Acceptance Testing as set out in the relevant Insurance Services Work Order and EXL Holdings (US) shall be permitted to be present at such Acceptance Tests.

7.3	If, and only if, in the reasonable opinion of the Client, the Deliverable meets all of the Acceptance Criteria, the Deliverable shall have passed its Acceptance Tests. The only evidence of such acceptance shall be an acceptance certificate in the form set out in paragraph 5 of the applicable Insurance Services Work Order signed by the Client or else a written decision to that effect from an expert appointed pursuant to clause 7.9 below.

7.4	If the Deliverable does not pass its Acceptance Tests, the Client shall provide to EXL Holdings (US) reasons for such failure. Except where the Acceptance Test Due Date has passed or passes prior to the Deliverable passing the Acceptance Tests (in which case clauses 7.5 and 7.6 shall apply), EXL Holdings (US) shall be given the opportunity to correct any errors in the Deliverable and resubmit the Deliverable for Acceptance Testing in according with clauses 7.2 and 7.3. In such circumstances, this clause 7.4 shall also apply to such resubmission.

7.5	Where there has been a Fundamental Failure on the part of EXL Holdings (US) to pass the Acceptance Tests, without prejudice to the Client’s other rights and remedies (including but not limited to the right to claim contractual damages), the Client may terminate this Agreement or the relevant Insurance Services Work Order without any cost or liability whatsoever.

7.6	Save where there has been a Fundamental Failure on the part of EXL Holdings (US) to pass the Acceptance Tests, if the Deliverable has not passed the Acceptance Tests by the Acceptance Test Due Date, the Client shall extend the Acceptance Test Due Date for such reasonable period as the Client may specify in which case clause 7.7 shall apply.

7.7	In the event that the Client extends the Acceptance Test Due Date pursuant to clause 7.6 in circumstances where the failure to pass the Acceptance Tests is for a reason within the reasonable control of EXL Holdings (US) (but not otherwise) EXL Holdings (US) shall pay to the Client the daily rate for such Deliverable specified in paragraph 6 of the applicable Insurance Services Work Order for each day or part thereof for the period beginning on the original Acceptance Test Due Date and ending on the date upon which:

7.7.1	the applicable Insurance Services Work Order is terminated pursuant to clause 7.5 or 7.8; or

7.7.2	the Deliverable passes the Acceptance Tests pursuant to clause 7.3.

7.8	In the event that the Client extends the Acceptance Test Due Date pursuant to clause 7.6 and the Deliverable has not passed the Acceptance Tests by such extended Acceptance Test Due Date, the Client may, at its sole option, reapply clause 7.6 or alternatively terminate the applicable Insurance Services Work Order.

7.9

Any dispute as to whether or not a Deliverable meets all of the Acceptance Criteria shall be referred to the Director Offshore Operations for the Client and the Vice Chairman & Chief Executive Officer for EXL Holdings (US) who shall in good faith attempt to resolve such dispute within 14 days. If such persons fail to reach agreement the dispute shall be referred to the Independent Accountants at the request of either Party. The Independent Accountants shall act as an expert and not an arbitrator and decision shall (in the absence of clerical or manifest error) be final and binding on the parties. The Independent Accountant’s fee for so acting shall be borne in equal shares by the Parties unless it determines that the conduct of one of them is such that such Party should bear all or a greater proportion of those expert’s fees.

8	SERVICE LEVELS AND SERVICE CREDITS

8.1	EXL Holdings (US) shall perform the Insurance Services under an Insurance Services Work Order in accordance with the Service Levels set out in such Insurance Services Work Order.

8.2	Subject to clause 8.3, the Service Levels in respect of the Insurance Services to be provided under a particular Insurance Services Work Order shall be set by reference to the results of a pilot exercise undertaken by the Parties prior to signing that particular Insurance Services Work Order.

8.3	The Client shall have the right to require that the Service Levels in respect of the Insurance Services to be provided under a particular Insurance Services Work Order are set by reference to the equivalent service levels applicable to a similar service provided by Client UK or Other UK Clients from their operations in the United Kingdom, provided that EXL Holdings (US) has been provided with information as to those equivalent UK service levels. Where the Client exercises its rights under this clause 8.3, clause 8.2 shall not apply

8.4	Where EXL Holdings (US) meets or exceeds the relevant Service Levels the variable profit element determined in accordance with schedule 3 shall be applied to the Charges pursuant to the relevant Insurance Services Work Order.

8.5	Where EXL Holdings (US) fails to achieve the Service Levels then, without prejudice to the Client’s other rights and remedies (including, but not limited to the right to claim damages and terminate the applicable Insurance Services Work Order):

8.5.1	if requested by the Client, EXL Holdings (US) shall arrange all such additional resources as are reasonable and necessary to perform the Insurance Services in accordance with the Service Levels as early as practicable after any failure to achieve the Service Levels;

8.5.2	EXL Holdings (US) shall correct the fault which caused the failure or re-perform any of the Insurance Services which have not met their applicable Service Level, in either case as soon as reasonably practical to do so; and

8.5.3	where such failure is wholly or predominantly due to matters which were or should reasonably have been within the control of EXL Holdings (US), the variable profit element and the Charges shall be reduced in accordance with schedule 3.

9	EXL HOLDINGS (US) PROPERTY

EXL Holdings (US) shall be required to make available such of its property (including, but not limited to, office and call centre premises and other buildings, machinery, office equipment, computer hardware and software, telephone and other equipment) as is necessary to enable it to perform its obligations pursuant to an Insurance Services Work Order. In addition, the Parties may specify particular assets of EXL Holdings (US) (“EXL Holdings (US) Property”) in paragraph 15 of an Insurance Services Work Order which shall be dealt with in accordance with that Insurance Services Work Order.

10	CLIENT ASSETS

10.1	The Parties may specify particular assets of the Client (the “Client Assets”) in paragraph 14 of an Insurance Services Work Order which shall be dealt with in accordance with that Insurance Services Work Order. In addition, the parties may agree from time to time that the Client shall provide to EXL Holdings (US) additional assets from time to time (such assets, if provided, shall also be deemed Client Assets).

11	TRADE MARK LICENCE, THIRD PARTY LICENCES AND OTHER AGREEMENTS

11.1	Subject to the restrictions set out in clauses 11.2 to 11.8 and this clause 11.1, the Client grants to EXL Holdings (US) a royalty free non-transferable, non-exclusive licence for its Sub-Contractors to use the Trade Marks solely for the purposes of branding the physical interior (but not the exterior) of any property during any period during which EXL Holdings (US) is providing services under an Insurance Services Work Order from such property and for no other purpose (the “Trade Mark Licence”).

11.2	Except for the purposes of allowing its Sub-Contractors to use the Trade Marks as set out in clause 11.1, the Trade Mark Licence is personal to EXL Holdings (US) and may not be sub-licensed, assigned or otherwise transferred to any third party, including, but not limited to any Sub-Contractors.

11.3	The Trade Mark Licence may be terminated at any time immediately by notice from the Client to the EXL Holdings (US) in the event that:

11.3.1	EXL Holdings (US) is in material breach of that licence;

11.3.2	this Agreement has been terminated by either Party pursuant to its terms (provided that such licence may continue after termination of this Agreement for so long as EXL Holdings (US) continues to provide Services under any Insurance Services Work Order), following which the EXL Holdings (US) shall forthwith remove all materials bearing or containing the Trade Marks from the relevant property and, at the Client’s option, promptly destroy such materials or return them to the Client.

11.4	EXL Holdings (US) shall, at the Client’s request and expense, execute and take all steps reasonably required for the registration or recordal of the Trade Mark Licence in respect of the Trade Marks. EXL Holdings (US) agrees that any such registration or recordal may be cancelled by the Client on the termination of the Trade Mark Licence and that EXL Holdings (US) will assist the Client so far as is necessary to achieve such cancellation by executing any necessary documents or doing any necessary acts in connection with it.

11.5	EXL Holdings (US) undertakes with the Client that:

11.5.1	it will use the Trade Marks only in compliance with such quality standards as the Client may from time to time reasonably require by written notice to the EXL Holdings (US);

11.5.2	it will only use the Trade Marks in such form as may from time to time be reasonably approved by the Client having regard to the shaping, printing style, colour and quality of materials used to display the Trade Marks;

11.5.3	it will not use or seek to register any other trade or service marks which are similar to or substantially similar to or so nearly resemble the Trade Marks as to be likely to cause deception or confusion;

11.5.4	it will where reasonably required by the Client in writing include on documentation and material referred to in clause 11.5.2 a statement that the relevant Trade Mark is the registered trade mark of the Client or, where the Client is itself a licensee of that Trade Mark, that the relevant Trade Mark is licensed by the Client. (For the avoidance of doubt, EXL Holdings (US) shall not be required to display the Trade Marks on the exterior of any buildings within which EXL Holdings (US) carries on its operations); and

11.5.5	it will use reasonable endeavours not to use the Trade Marks in a manner which is likely to cause material harm to the goodwill attached to the Trade Marks.

11.6	EXL Holdings (US) shall as soon as reasonably practicable give written notice to the Client of any of the following matters which may at any time during the continuance of the Trade Mark Licence come to its knowledge, giving full particulars of them:

11.6.1	any infringement or suspected or threatened infringement of the Trade Marks, whether by reason of imitation of get-up or otherwise;

11.6.2	any allegation or complaint made by any person that the use by EXL Holdings (US) of the Trade Marks in accordance with this Agreement may be liable to cause deception or confusion to the public; or

11.6.3	any other form of attack, charge or claim in respect of the Trade Marks.

11.7	EXL Holdings (US) shall not make any admissions in respect of the matters referred to in clause 11.6.1 other than to the Client. EXL Holdings (US) shall in every case furnish the Client with all information in its possession relating to such matters which may be reasonably required by the Client.

11.8	The Client shall have the right to assume the conduct of all actions and proceedings (whether in its own name or that of EXL Holdings (US)) relating to the Trade Marks and shall bear the costs and expenses of any such actions and proceedings. Any costs or damages recovered in connection with any such actions or proceedings shall be for the account of the Client.

11.9	The Parties may specify particular licenses and agreements (the “Client Licences and Other Agreements”) to be set out in an Insurance Services Work Order which shall be dealt with in accordance with paragraph 15 of an Insurance Services Work Order.

12	INTELLECTUAL PROPERTY RIGHTS OWNERSHIP

12.1	Subject to clause 12.7, any Intellectual Property Rights created by or on behalf of EXL Holdings (US) and its sub-contractors wholly or predominantly in respect of or in furtherance of obligations and services provided under this Agreement or any Insurance Services Work Order shall vest absolutely in the Client immediately upon such rights coming into existence (the “Commissioned Intellectual Property Rights”). For the purposes of this clause 12.1, EXL Holdings (US):

12.1.1	assigns by way of assignment of future Intellectual Property Rights all such Intellectual Property Rights to the Client absolutely; and

12.1.2	shall procure the assignment by its Sub-Contractors of all such Intellectual Property Rights to the Client absolutely, by way of assignment of future Intellectual Property Rights.

12.2	EXL Holdings (US), by this clause 12.2, unconditionally and irrevocably waives in relation to the Intellectual Property Rights referred to in clause 12.1 all moral rights conferred by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 and all author’s rights of a similar kind conferred by the law of any jurisdiction and shall procure such a waiver from its employees and sub-contractors.

12.3	The Client, by this clause 12.3, grants to EXL Holdings (US) a non-exclusive, non-transferable licence to use and copy the Commissioned Intellectual Property Rights (including the right to sub-licence such rights to its Sub-Contractors) solely for the purposes of fulfilling its obligations under this Agreement and the Insurance Services Work Orders.

12.4	For the avoidance of doubt, all Intellectual Property Rights in the Data shall vest in the Client upon their creation absolutely and neither EXL Holdings (US) nor any of the sub-contractors of EXL Holdings (US) shall obtain any rights, title or interest in the Data whatsoever, except that EXL Holdings (US) and its Sub-Contractors are permitted to use the Data solely for the purposes of fulfilling its obligations under this Agreement and the Insurance Services Work Orders.

12.5	EXL Holdings (US) undertakes that neither it nor its Sub-Contractors shall:

12.5.1	create, copy, implement, recreate or re-implement any Data or any part of any Data or any work or thing similar in any material respect to the Data without the written consent and agreement of the Client; or

12.5.2	retain copies of the Data obtained, received, processed, created or otherwise used by EXL Holdings (US) or (as the case may be) any Sub-Contractor following the expiry or termination of the agreement or work order to which it relates without the prior written consent of the Client.

12.6	Each of the Parties shall take all reasonable steps to protect the Intellectual Property Rights of the other that are referred to in this clause 12 from unauthorised disclosure, use or other threat to that other’s proprietary interests, including, but not limited to ensuring that all rights that are registrable under the law of India are at all times the subject of a current registration.

12.7	This clause 12 shall not affect the Intellectual Property Rights of EXL Holdings (US) and its respective Sub-Contractors that were in existence prior to the date of this Agreement. Further, in relation to the Intellectual Property Rights created by EXL Holdings (US) and its respective employees or sub-contractors after such date and which are not Commissioned Intellectual Property Rights, the Intellectual Property Rights therein shall vest in EXL Holdings (US) or the relevant Sub-Contractor, as the case may be.

12.8	In relation to those Intellectual Property Rights referred to in clause 12.7, EXL Holdings (US) shall grant, or procure the grant of a non-exclusive, perpetual, irrevocable, non-transferable, worldwide, sub-licensable, royalty-free licence for the Client and any Associated Company. For the avoidance of doubt, such royalty-free licence shall survive the termination or expiry of this Agreement, however and whenever arising. The Client and any Associated Company shall be entitled to sub-licence those Intellectual Property Rights referred to in 12.7 to any Authorised Agent and Authorised User to use such Intellectual Property Rights only for the purposes of the provision of services to Client and any Associated Company which are similar to the Insurance Services provided that under no circumstances shall the Client or an Associated Company grant such a sub-licence to any of the competitors of EXL Holdings (US) referred to in part C of Schedule 8.

12.9	The Intellectual Property Rights in those items listed in paragraph 13 of an Insurance Services Work Order shall be subject to clauses 12.7 and 12.8, so that such Intellectual Property Rights shall be owned by EXL Holdings (US) and/or its Sub-Contractors and shall be licensed to the Client in accordance with clause 12.8.

13	THE CHARGES

13.1	EXL Holdings (US) warrants that, as at the Effective Date, the Charges are at least as favourable as those extended by EXL Holdings (US) or any EXL Affiliate to any other person for services similar to the Insurance Services.

13.2	In consideration of the provision of the Insurance Services and all other activities and services to be provided by EXL Holdings (US) under an Insurance Services Work Order, the Client shall pay to EXL Holdings (US) the Charges referred to in clause 13.4.

13.3

Except as specifically agreed between the Parties, the Charges in relation to each Insurance Services Work Order shall be determined in accordance with the Charging Principles set out in schedule 3. The Charges represent the entire payments to be paid by the Client pursuant to an Insurance Services Work Order and the Client shall not be subject to any other charges including but not limited to all other taxes, duties, royalties, or levies, all of which shall be borne by EXL Holdings (US). No travel, accommodation, subsistence or other expenses shall be due to EXL Holdings (US) from the Client save as set out in paragraph 9 of the applicable Insurance Services Work Order. The Client shall only be liable to make payment of Charges under an Insurance Services Work Order and not under this Agreement.

13.4	EXL Holdings (US) shall invoice the Client the amounts set out in paragraph 9 of the applicable Insurance Services Work Order according to the [principles set out in Schedule 3 and on the dates set out in clause 13.8 below. All invoices shall be calculated and paid in GB pounds. In the case of any part of the Charges which is comprised in a currency other than GB pounds, the amount payable under the relevant invoice shall be calculated by applying the mid-point between the rate for selling and the rate for buying such other currency in GB pounds as quoted by Barclays Bank plc, at close of business on the last Business Day of the month to which such invoice relates (or where such invoice relates to a period covering more than one (1) month, the last Business Day of the final month in such period).

13.5	Invoices shall be submitted to the following address, or such other address as may, from time to time, be advised in writing by the Client to EXL Holdings (US):

Norwich Union Customer Services (Singapore) Private Limited

4 Shenton Way

#01-01 SGX Centre 2

Singapore 068807

For the attention of the Finance Director

13.6	The Charges under an Insurance Services Work Order and the Charging Principles set out in schedule 3 shall be varied only in accordance with schedule 4 (Contract Change Control Procedures).

13.7	Except in connection with the agreed Service Credits or as otherwise agreed between the Parties, no Party shall be entitled to set off amounts due to it against any amounts due to the other Party pursuant to, or in connection with, any Insurance Services Work Order.

13.8	Subject to clause 13.10, the Client shall pay a valid and properly due invoice within twenty-one (21) days of its receipt.

13.9	Subject to clause 13.10, if the Client does not pay a valid and properly due invoice by the date required pursuant to clause 13.8, EXL Holdings (US) may, in addition to the invoice amount, charge the Client late payment interest (“Late Payment Interest”) of two percent above the sterling base rate from time to time of Barclays Bank Plc of the invoice amount for the period from the expiry of the applicable Payment Period until such payment is made. Late Payment Interest shall accrue on a daily basis.

13.10	If the Client receives an invoice which the Client reasonably believes specifies a Charge which is not valid and properly due (“Disputed Charge”):

13.10.1	the client shall pay to EXL holdings (US) in accordance with clause 13.8 any part of the charge under that invoice which is not a Disputed charge;

13.10.2	the Client may withhold payment of the Disputed Charge in that invoice and in that case, the Client shall notify EXL Holdings (US) within the applicable Payment Period following receipt of the invoice, of the nature of the dispute and the Parties shall commence, within five days after the receipt of the Client’s notice, to resolve the dispute; and

13.10.3	once the dispute has been resolved by agreement of the Parties or pursuant to clause 13.9, the Client shall pay the amount due as part of that resolution as soon as reasonably possible and in any event within fifteen (15) days of resolution (such period in this case commencing on the date of such resolution). Late Payment Interest shall apply with respect to any such amount, and shall start to accrue pursuant to clause 13.9:

(a)	from the date for payment prescribed by clause 13.8 in the case of any Disputed Charge where the Client had not acted reasonably in so disputing; and.

(b)	from the date for payment prescribed by this clause 13.10.3 in all other cases.

13.11	Any dispute as to whether the Client is entitled to withhold payment of a Disputed Charge or the amount it should pay in respect of such Disputed Charge shall be referred to the Director of Offshore Operations for the Client or such other person as the Client from time to time may advise in writing and the Chief Executive Officer for EXL Holdings (US) (or such other person or persons as EXL Holdings (US) may nominate from time to time) who shall in good faith attempt to resolve such dispute within fourteen (14) days. If such persons fail to reach agreement, the dispute shall be referred to the Independent Accountants at the request of either Party. The Independent Accountants shall act as an expert and not an arbitrator and their decision shall (in the absence of clerical or manifest error) be final and binding on the Parties. The Independent Accountants’ fee for so acting shall be borne in equal shares by the Parties unless the Independent Accountants determines that the conduct of one of them is such that such Party should bear all or a greater proportion of their fees.

13.12	The Client shall settle invoices submitted pursuant to this clause 13 by electronic transfer but if for any reason it is impossible for the Client to settle invoices in the way within the time limits in clauses 13.8 and 13.10, then settlement will be by cheque.

14	TAX

14.1	EXL Holdings (US) shall pay all taxes properly levied on it, and shall procure the payment by its sub-contractors (as the case may be) of all taxes properly levied on either of them, in any jurisdiction in respect of the Charges. For the purposes of this clause 14 “taxes” includes, but is not limited to, use or sales tax, Value Added Tax (“VAT”), GST, levies, duties, personal property, telecommunications or other taxes.

14.2	The Client shall be required to reimburse EXL Holdings (US), as part of the Charges, only those taxes that are set out in paragraph 9 of the relevant Insurance Services Work Order or as determined by the budget provision described in schedule 3 or otherwise agreed by the Parties. The Client shall be responsible for the payment of (or procuring the payment of) taxes levied on it or its Associated Companies but only to the extent that such taxes are not so levied by reason of the failure of EXL Holdings (US) to comply, or procure that its Sub-Contractors so comply, with its obligations under clause 14.1. The Client agrees to act reasonably in agreeing revisions to the Charges to take account of additional taxes to be paid by EXL Holdings (US) or its sub-contractors where the imposition of such additional taxes is beyond the control of EXL Holdings (US) and its sub-contractors (as the case may be) and could not have been foreseen by any of them when the relevant Insurance Services Work Order was signed. Otherwise, the Client shall not be responsible for any other taxes, including those which EXL Holdings (US) and its sub-contractors are obliged to pay, levy or collect in respect of the Charges.

14.3	EXL Holdings (US) shall provide and make available to the Client any tax exemption certificates or information requested by the Client with regard to EXL Holdings (US) and its Sub-Contractor’s tax positions.

15	TERMINATION OF INSURANCE SERVICES WORK ORDERS

15.1	Any Party (the “First Party”) may at any time by notice terminate an Insurance Services Work Order with immediate effect:

15.1.1	if the other Party is in Material Default of the applicable Insurance Services Work Order and the Default is not capable of remedy; and

15.1.2	the other Party is in Material Default of the applicable Insurance Services Work

Order and the Default is capable of remedy and that other Party shall have failed to remedy that Default within 40 days of notice from the First Party to that other Party specifying the Default and requiring its remedy.

15.2	“Material Default” for these purposes means any Default:

15.2.1	of such seriousness or persistence as to have a demonstrable and prejudicial impact on the First Party’s (or in the case of the Client, Client UK’s, any Associated Company’s or Other Client UK’s) business and/or its ability to conduct that business;

15.2.2	which results or (in the reasonable opinion of the First Party) is likely to result in the First Party (or in the case of the Client, Client UK, any Associated Company or Other Client UK) being subject to any regulatory sanction;

15.2.3	which results in or (in the reasonable opinion of the first Party) is likely to result in damage to the reputation of the first Party or any Associated Company or (in the case of the Client) Client UK or any Other Client UK; or

15.2.4	amounting to the persistent and unjustified refusal of the Client to comply with its obligations under clause 13 to pay the Charges.

15.3	The Client may by notice terminate an Insurance Services Work Order with immediate effect:

15.3.1	in accordance with clauses 7.5 and 7.8;

15.3.2	in the event that the Travel Unit of the UK Foreign and Commonwealth Office (or any successors assuming responsibility for the functions of such unit) advises against all travel to the Indian States in which any Insurance Centre(s) used for such Insurance Services Work Order are located and the consequences of complying with that advice are such that there is a material and adverse departure from the Service Levels set out in that Insurance Services Work Order which EXL Holdings (US) has been unable to correct within one month of being notified of the same;

15.3.3	where any new requirements or concerns have been raised by the FSA in relation to this Agreement, any Insurance Services Work Order or the Insurance Services and, as a consequence, the Client reasonably believes that it cannot or should not receive Insurance Services from EXL Holdings (US) or any of the sub-contractors of EXL Holdings (US);

15.3.4	in the event that another Insurance Services Work Order has been terminated by the Client under clauses 15.1 or 15.3 and the Client had advised EXL Holdings (US) at or before the commencement of that Insurance Services Work Order that there was a dependency between that Insurance Services Work Order and the Insurance Services Work Order to be terminated pursuant to this clause 15.3.4;

15.3.5	in the event that Client UK or Other UK Clients suffer a Force Majeure event in the United Kingdom which prevents or inhibits Client UK or Other UK Clients being able to receive Insurance Services from the Client, EXL Holdings (US) or any of the sub-contractors of EXL Holdings (US);

15.3.6	in accordance with clause 33.5;

15.3.7	in the event that EXL Holdings (US) fails to meet the Service Levels as set out in paragraph 7 of the applicable Insurance Services Work Order;

15.3.8	in the event that the Client has the right to terminate the Pune Agreement and/or any work order under the Pune Agreement;

15.3.9	in the event that the Client has the right to require EXL Holdings (US) to enter into the Asset Transfer Agreement in accordance with clause 17;

15.3.10	in the event that any Unauthorised Access by EXL Holdings (US) occurs as a result of the failure by EXL Holdings (US) to apply reasonable internal controls that would have prevented such access; and

15.3.11	in accordance with clause 25.3.

15.4	The Client may for any reason by giving not less than three months’ prior notice in writing, terminate an Insurance Services Work Order without any cost or liability, subject always to the Minimum Commitment.

15.5	Where this Agreement terminates and, pursuant to clause 16.6 below, an Insurance Services Work Order does not terminate, the provisions of this Agreement that are incorporated into the Insurance Services Work Order pursuant to its terms shall continue to apply.

15.6	Termination of any Insurance Services Work Order in accordance with this clause 15 shall be without cost or other liability of the Party so terminating that Insurance Services Work Order.

15.7	Termination of an Insurance Services Work Order however and whenever occurring shall not prejudice or affect any right of action or remedy which shall have accrued to any Party up to and including the date of such termination.

15.8	Upon termination of an Insurance Services Work Order for whatever reason the relevant provisions of schedule 7 and paragraph 10 of the Insurance Services Work Order will apply. In addition, during the Term of the Insurance Services Work Order, EXL Holdings (US) shall comply with its obligations in respect of the Exit Management Plan under paragraph 4 of schedule 7.

15.9	The provisions of clauses 1, 11, 12, 19, 22, 23, 25, 28, 31, 34, 36, 37 and clause 15.8 and this clause 15.9 and the provisions of schedules 1 and 7 shall survive termination or expiry of an Insurance Services Work Order, however and whenever occurring.

16	TERMINATION OF THIS AGREEMENT

16.1	Either Party may at any time by notice terminate this Agreement with effect from the date of such notice if the other Party becomes subject to an event referred to in clause 16.2 (and whether or not that other Party provides notice in accordance with clause 16.2).

16.2	Any Party (the “First Party”) must notify the other Party immediately if:

16.2.1	the First Party disposes of the whole or any material part of its assets, operations or business other than in the normal course of business or as a voluntary liquidation for the purposes of amalgamation or reconstruction;

16.2.2	any step is taken to enter into any arrangement between the First Party and its creditors;

16.2.3	any step is taken to appoint a receiver and manager, a trustee in bankruptcy, a liquidator, a provisional liquidator, an administrator or other like person of the whole or any part of the First Party’s assets or business;

16.2.4	the First Party ceases to be able to pay its debts as they become due;

16.2.5	the First Party ceases to carry on business or any step is taken by a mortgagee to enter into possession or dispose of the whole or any part of the First Party’s assets or business; or

16.2.6	any other circumstances analogous to those set out in clauses 16.2.1 to 16.2.5, and in any jurisdiction, arise.

16.3	In addition to clause 16.1, the Client may at any time by notice terminate this Agreement with effect from the date of such notice if EXL (India) becomes subject to an event referred to in clause 16.2 (and whether or not EXL Holdings (US) provides notice of such event).

16.4	Any Party (the “First Party”) may at any time by notice terminate this Agreement with immediate effect:

16.4.1	if the other Party is in Material Default of this Agreement and the Default is not capable of remedy; or

16.4.2	if the other Party is in Material Default of this Agreement and the Default is capable of remedy and that other Party shall have failed to remedy that Default within 40 days of notice from the First Party to that other Party specifying the Default and requiring its remedy; or

16.4.3	in the event that any Authorised Access by the other Party occurs as a result of a failure by that other Party to apply reasonable internal controls that would have prevented such access;

and for the purposes of this clause 16.4, the term ‘Material Default’ shall have the same meaning as given to it in clause 15.2 above.

16.5	Each of the Parties agrees that it will only exercise its right to terminate this Agreement for any of the reasons referred to in 16.4.1 and 16.4.3 if the Default or Unauthorised Access complained of cannot be rectified by the termination of a single Insurance Services Work Order.

16.6	The Client may by written notice to EXL Holdings (US) terminate this Agreement with immediate effect:

16.6.1	in the event of any Change of Control pursuant to which the person which can exercise control of EXL Holdings (US), whether directly or through another company or person is one of the entities named in part A of schedule 8;

16.6.2	in the event of a breach by EXL Holdings (US) of clause 11, or any unauthorised use of the Trade Marks by EXL Holdings (US) or its Sub-Contractors;

16.6.3	in the event that the Travel Unit of the UK Foreign and Commonwealth Office (or any successors assuming responsibility for the functions of such unit) advises against all travel to the Indian States in which any Insurance Centre(s) are located and the consequences of complying with that advice are such that there is a material and adverse departure from the Service Levels set out in any Insurance Services Work Order which EXL Holdings (US) has been unable to correct within one month of being notified of the same;

16.6.4	in accordance with clauses 7.5 or 7.8;

16.6.5	where any new requirements or concerns have been raised by the FSA in relation to this Agreement, any Insurance Services Work Order or the Insurance Services and, as a consequence, Client (UK)) or any Other Client UK reasonably believes it cannot or should not receive Insurance Services from the Client or direct from EXL Holdings (US) or the sub-contractors of EXL Holdings (US); for the avoidance of doubt, if the situation can be remedied by the termination of a particular Insurance Services Work Order only, then the Client will take this route;

16.6.6	in the event that EXL Holdings (US) or any applicable Sub-Contractor (including, but not limited to, EXL (India)) ceases to be authorised and licensed as required by clause 17.1.1;

16.6.7	if for any reason EXL India ceases to provide services to EXL Holdings (US) for the purposes of this Agreement;

16.6.8	in the event that Client UK or Other UK Clients suffer a Force Majeure event which prevents or inhibits Client UK or Other UK Clients being able to receive Insurance Services from the Client;

16.6.9	in accordance with clause 33.5;

16.6.10	in the event that any Unauthorised Access by EXL Holdings (US) occurs as a result of the failure by EXL Holdings (US) to apply reasonable internal controls that would have prevented such access;

16.6.11	in the event that the Client has terminated the Pune Agreement pursuant to clause 15.3 or 15.4.2 of that Agreement;

16.6.12	in the event that the Client gives notice under clause 17.2;

16.6.13	in the event that the Client has the right to require EXL Holdings (US) to enter into the BOT Agreement in accordance with clause 18; and

16.6.14	in accordance with clause 25.3.

16.7	Subject to clause 18, where this Agreement is terminated under clauses 16.1 to 16.6 above or 16.8 below, any Insurance Services Work Orders shall automatically terminate at the same time unless the Parties have agreed that a particular Insurances Services Work Order shall continue after termination of this Agreement, in which case the provisions of 15.5 above shall apply.

16.8	Either party may for any reason by giving not less than six months’ notice terminate this Agreement without any cost or liability whatsoever where such notice takes effect after the fifth anniversary of the Effective Date. The Client may for any reason by giving not less than six months’ notice terminate this Agreement before the fifth anniversary of the Effective Date but, in doing so, it shall be liable to pay to EXL the Break Option Fee applicable to any Insurance Services Work Order terminating at the same time.

16.9	The Client may, by giving not less than 12 months written notice of termination to EXL Holdings (US), terminate this Agreement in the event of a Change of Control pursuant to which the person which can exercise control of EXL Holdings (US), whether directly or through another company or person, is one of the entities named in part B of schedule 8.

16.10	Subject to clause 16.12 and unless expressly stated otherwise, termination of this Agreement in accordance with this clause 16 shall be without cost or other liability of the Party so terminating this Agreement.

16.11	Termination of this Agreement however and whenever occurring shall not prejudice or affect any right of action or remedy which shall have accrued to any Party up to and including the date of such termination.

16.12	Upon the termination of this Agreement for whatever reason the relevant provisions of schedule 7 will apply. In addition, during the Term of this Agreement, EXL Holdings (US) shall comply with its obligations with regard to the Exit Management Plan under paragraph 4 of schedule 7.

16.13	The provisions of clauses 1, 11, 12, 17, 18.4, 19, 22, 23, 25, 28, 31, 34, 36, 37 and clauses 16.11, 16.12 and this clause 16.13 and the provisions of schedule 1 and schedule 7 shall survive termination of this Agreement, however and whenever occurring.

17	STEP IN AND TRANSFER

17.1	In the event that:

17.1.1	EXL Holdings (US) is in Material Default of its obligations under an Insurance Services Work Order and such default affects the Insurance Services provided by more than 300 full time employees or their equivalent;

17.1.2	A Change of Control in respect of EXL Holdings (US) has occurred that was not approved by the Client in advance and such Change of Control results or would result in EXL Holdings (US) being controlled by a company which is itself listed in Part A of Schedule 8 or which controls such a company or is a competitor of Client UK or any other Associated Company in the provision of life insurance, pensions, investment or general insurance products in the United Kingdom or controls such a competitor;

17.1.3	there has been a Material Default by EXL Holdings (US) that has prejudiced or is likely to prejudice the reputation of the Client, Client UK or any Other UK Client,

then	the Client shall have the rights referred to in clause 17.2.

For the purposes of this clause 17.1, the term “Material Default” shall have the same meaning given to it in clause 15.2 above.

17.2	Where any of the events referred to in clause 17.1 have occurred, if the Client gives notice to EXL Holdings (US), EXL Holdings (US) shall procure that:

17.2.1	EXL (India) shall forthwith duly execute the Asset Transfer Agreement set out in schedule 15; and

17.2.2	EXL (India) complies with such Asset Transfer Agreement.

17.3	The Client shall have the right to nominate itself or any Associated Company as the counterparty to such agreement.

17.4	In the event that the Client gives notice under clause 17.2, the Client may forthwith step-in and assume immediate management control of the Insurance Centre and the provision of the Services, and for these purposes, EXL Holdings (US) shall provide all assistance, co-operation and permissions required to ensure that the Client is able to exercise full management control in respect of the Insurance Centre.

18	RESTRICTIVE COVENANTS

18.1	Subject to the provisions of clause 18.2, unless it has obtained the Client’s prior written consent, such consent not to be unreasonably withheld or delayed, EXL Holdings (US) undertakes to the Client that it will not, and will procure that none of its subsidiaries will, either alone or jointly with, through or on behalf of any person, directly or indirectly provide in India any services similar to the Insurance Services to any person listed in Part A of Schedule 8.

18.2	The restrictions set out in clause 18 shall apply only if the average number of full time equivalents (determined using the formula set out in clause 18.3) used to provide the services under both this Agreement and the Pune Agreement during any period of 12 months ending on any anniversary of the Effective Date is less than 600 in aggregate.

18.3	For the purposes of clause 18.2 above the term “full time equivalents” means the figure produced by the calculation:

F + H
9.5

where

F	=	the number of employees employed by EXL Holdings (US) or any of its subsidiaries in providing the Insurance Services and whose contract of employment requires them to work not less than 9.5 hours in any day; and

H	=	the actual number of hours to be worked each day in aggregate by those employees of EXL Holdings (US) or any of its subsidiaries in providing the Insurance Services and whose contract of employment requires them to work less that 9.5 hours in any day.

18.4	Unless it has obtained EXL Holdings (US)’s prior written consent, such consent not to be unreasonably withheld or delayed, the Client undertakes to EXL Holdings (US) that it will not, and will procure that no Associated Company nor any person connected with it, either alone or jointly with, through or on behalf of any person directly or indirectly:

18.4.1	Provide in India any BPO service similar to the Insurance Services to any person other than an Associated Company;

18.4.2	Establish or be engaged, concerned or interested in the establishment of any business to provide services similar to the Insurance Services in India to persons other than Associated Companies;

18.4.3	Solicit or contact with an view to the engagement or employment by any person, any employee, officer or manager of EXL Holdings (US) or any of its subsidiaries or any person who has been an employee, officer or manager of any of those companies within the previous two year period; and

18.4.4	Employ or engage, or attempt to employ or engage, any employee, officer or manager of EXL Holdings (US) or any of its subsidiaries or any person who has been an employee, officer or manager of any of those companies during that period.

18.5	EXL Holdings (US) and the Client consider the restrictions comprised in this clause 18 to be reasonable. However, EXL Holdings (US) agrees to accept and observe such substituted restriction(s) in place of any of those comprised in clause 18.1 as the Client may from time to time specify and the Client agrees to accept and observe such substituted restrictions(s) in place of any of those comprised in clause 18.4 as EXL Holdings (US) may from time to time specify, on the condition in each case that such substituted restriction(s) are in all respects less restrictive in extent than those provided for in this clause 18 which they replace.

18.6	The restrictions set out in clause 18.4 shall cease to apply on the second anniversary of the termination of this Agreement. The restrictions contained in these clauses shall be construed during this period by reference to the employees, officers or managers of EXL Holdings (US) or any of its subsidiaries (as the case may be) as at that date or during the two year period prior to that date. Nothing in clause 18.4 shall prevent the Client or any Associated Company from entering into a contract of employment with any person referred to in clause 18.4 where such person has responded to a bona fide general recruiting campaign of the Client or such Associated Company which has not been directed specifically at employees of EXL Holdings (US) or its subsidiaries.

18.7	For the avoidance of doubt, nothing in this Agreement shall be construed as restricting the right of the Client to procure goods and services from third parties as it determines in its absolute discretion. In particular, but without limitation, the Client shall have the right, exercisable in its sole discretion, to procure services of the same or similar type to those supplied under this Agreement from any third party.

19	LIMITATIONS OF LIABILITY

19.1	Neither Party excludes the undertakings implied by section 12 of the Sale of Goods Act 1979 or section 2 of the Supply of Goods and Services Act 1982 or the application of any similar provisions of the law of India which cannot be excluded by contract.

19.2	Neither Party excludes or limits liability to the other Party in respect of:

19.2.1	death or personal injury;

19.2.2	defects within the meaning of the Consumer Protection Act 1987;

19.2.3	clause 12 (Intellectual Property Rights Ownership);

19.2.4	any fraudulent pre-contractual misrepresentations made by it on which the other Party can be shown to have relied; or

19.2.5	any claim under the indemnity in clause 19.8 below.

19.3	In respect of loss and damages not covered by clauses 19.1 and 19.2:

19.3.1	The total liability of EXL Holdings (US) for any one claim or for the total of all claims not covered by clauses 19.1 and 19.2 or from other act or default of EXL Holdings (US) pursuant to this Agreement or any Insurance Services Work Order not covered by clauses 19.1 and 19.2 shall be limited to the greater of:-

(a)	£6,000,000 (six million pounds sterling); or

(b)	to a sum equal to one and a half times the total aggregate sums paid and payable by the Client under this Agreement and/or any Insurance Services Work Order in the 12 month period immediately preceding the breach giving rise to the claim by the Client; and

19.3.2	the total liability of the Client for all claims arising under this Agreement and/or any Insurance Services Work Order shall not exceed £3,000,000 in aggregate; but always provided that the total liability of the Client to pay the Charges shall be unlimited.

19.4	In the event that an Associated Company, Authorised Agent or Authorised User suffers loss or damage due to a Default of EXL Holdings (US), the Client may recover from EXL Holdings (US) an amount equal to the amount that the Client would have been able to recover had the loss or damage been suffered by the Client rather than the Associated Company, Authorised Agent or Authorised User.

19.5	In the event that EXL Holdings (US) suffers loss or damage due to a Default of an Associated Company, Authorised Agent or Authorised User, EXL Holdings (US) may recover from the Client an amount equal to that which EXL Holdings (US) would have been able to recover had the loss or damage been caused by the Client, rather than the Associated Company, Authorised Agent or Authorised User.

19.6	Neither Party shall be liable to the other for consequential loss sustained by that other due to a Default. For these purposes, the term “consequential loss” shall include loss of profits and anticipated savings, even if the Party in Default knew or should have known of the possibility of such losses being incurred by reason of its Default.

19.7	For the purposes of clauses 19.8 and 19.9, “instruction” shall not include any of the express obligations on either Party under this Agreement, as amended from time to time in accordance with the Contract Change Control Procedures.

19.8

Where a Party (“the Instructing Party”) instructs the other Party to carry out a particular act and that instruction is contrary to the advice received from that other Party, where such advice anticipated specified consequences arising directly from the carrying out of such instruction, and those specified consequences have arisen from the carrying out of such instruction, the Instructing Party shall indemnify the other Party and keep that other Party indemnified for all damages, losses, claims, expenses, costs and liability of that other Party to any third party that arise in respect of the specified consequences.

19.9	Where a Party (“the Instructing Party”) instructs the other Party to carry out a particular act and the other Party could not reasonably have known the likely foreign legal and regulatory consequences of complying with the Instructing Party’s instruction (and for these purposes, “foreign legal and regulatory consequences” refers to consequences under English law in the case of EXL Holdings (US), and consequences under Indian law in the case of the Client) the Instructing Party shall indemnify the other Party and keep that other Party indemnified for all damages, losses, claims, expenses, costs and liability of that other Party to any third party that arise in respect of the legal and regulatory consequences.

19.10	For the purposes of the indemnity in clauses 19.8 and 19.9, a Party shall promptly notify the other Party in writing of any third party claim of which it has notice and for which it may wish to claim under clauses 19.8 and 19.9. The Party seeking an indemnity shall not make any admission as to liability in relation to, or agree to any settlement of or compromise any claim without the prior written consent of the indemnifying Party, which shall not be unreasonably withheld or delayed. The indemnifying Party shall be entitled to conduct all negotiation and litigation, and settle all litigation, arising from any claim and the Party seeking to rely on the indemnity shall give the indemnifying Party, at its request and cost, all reasonable assistance in connection with those negotiations and litigation.

19.11	Each of the Parties agrees that in respect:

19.11.1	any Default by it; or

19.11.2	any act or omission on the part of any of its employees, agents or (in the case of EXL Holdings (US)) its Sub-Contractors which results in a claim by any third party against the other Party, it shall indemnify and keep indemnified that other Party from and against all damages, loss, claims, demands and expenses, costs and liabilities arising from such third party claim.

20	CONTINUOUS IMPROVEMENT

20.1	EXL Holdings (US) shall, during the one (1) month following the anniversary of the Effective Date in each year of this Agreement identify areas for development or improvement of the Insurance Services being provided under the Insurance Services Work Orders and the applicable Service Levels and for new services, functionality, facilities or features to be provided by the Insurance Services being provided under the Insurance Services Work Orders and shall present the results and conclusions of each such annual review at the first management meeting of the respective parties scheduled to take place after completion of the review.

20.2	The annual review referred to in Clause 20.1 shall include a review of the market place to identify ways in which EXL Holdings (US) can exploit falling technology costs and reduce the Charges.

20.3	In the event that opportunities for development or improvement are identified which would reduce EXL Holdings (US)’s costs of providing the Insurance Services EXL Holdings (US) shall, at the request of the Client submit proposals in accordance with schedule 4 (Contract Change Control Procedures).

21	GENERAL OBLIGATIONS

21.1	In addition to its other obligations set out in the Agreement, EXL Holdings (US) shall ensure that:

21.1.1	it establishes, implements, maintains and operates the Insurance Centre and fulfils all of its other obligations under this Agreement so as to minimise the taxes, levies and other amounts payable to any Governmental authority. Without limiting the foregoing, EXL Holdings (US) shall ensure that it avails itself of all tax concessions that are available from time to time unless than the parties are agreed that such concessions shall not be pursued for good commercial reasons;

21.1.2	it will not, and will procure that no EXL Affiliate or other third party will not, use the Insurance Centre for any purposes other than the provision of the Insurance Services under this Agreement and the Insurance Services Work Orders;

21.1.3	it will not, and will procure that no EXL Affiliate will, either alone or jointly with, through or on behalf of any person, directly or indirectly provide in India any services to any person listed in Part A of schedule 8, provided this clause shall not apply if the average number of full time equivalents (as such term is defined in schedule 3) used to provide the Services aggregated under this Agreement and all Insurance Services Work Orders and the Pune Agreement and all work orders under the Pune Agreement during any twelve (12) months period of this Agreement (each twelve (12) month period commencing on the Effective Date or the anniversary of the Effective Date as applicable) is less than six hundred (600);

21.1.4	it has, and shall continue to have (and shall ensure that its Sub-Contractors have and shall continue to have) for the duration of this Agreement and for such time after the expiry or termination of this Agreement as is necessary for the proper performance of its obligations under this Agreement, full capacity and authority and all necessary governmental, administrative and regulatory authorisations, licences, permits and consents and all necessary Intellectual Property Rights to enter into and to perform this Agreement and to supply the Insurance Services;

21.1.5	all of EXL Holdings (US)’s liabilities, responsibilities and obligations pursuant to this Agreement shall be fulfilled by appropriately experienced, qualified and trained professional personnel with all due skill, care and diligence;

21.1.6	all of EXL Holdings (US)’s liabilities, responsibilities and obligations pursuant to this Agreement and all Insurance Services Work Orders shall be fulfilled in accordance with its own established internal procedures and such procedures shall be consistent with upper quartile industry practice;

21.1.7	all of EXL Holdings (US)’s liabilities, responsibilities and obligations pursuant to this Agreement and all Insurance Services Work Orders shall be fulfilled in compliance with all applicable laws, enactments, orders, regulations, codes of practice and other similar instruments;

21.1.8	the Deliverables will comply with their respective Specifications;

21.1.9	the Insurance Services shall be provided in accordance with the Service Levels;

21.1.10	EXL Holdings (US) has clear and unencumbered title to the Intellectual Property Rights to be used by it in the performance of its obligations pursuant to any Insurance Services Work Order, including (but not limited to) any Intellectual Property Rights specifically referred to in an Insurance Services Work Order or, where such Intellectual Property Rights are vested in a third party, that it has all relevant licences or permissions to so use the same;

21.1.11	as at the date of this Agreement and the date of each Insurance Services Work Order (if different), EXL Holdings (US) is not subject to any of the circumstances listed in clauses 16.2.1 to 16.2.6; and

21.1.12	to the best of EXL Holdings (US)’s knowledge and belief, as at the date of this Agreement there are no material outstanding litigation, arbitration or other disputed matters to which EXL Holdings (US) is a Party which may have a material adverse effect upon the supply or operation of the Insurance Services or the fulfilment of EXL Holdings (US)’s liabilities, responsibilities and obligations pursuant to this Agreement.

21.2	The Client shall ensure that:

21.2.1	the Client has, and shall continue to have for the duration of this Agreement and the Term of any Insurance Services Work Order and for such time after the expiry or termination of this Agreement and any Insurance Services Work Order as is necessary for the proper performance of its obligations under this Agreement and all Insurance Services Work Orders, full capacity and authority and all necessary governmental, administrative and regulatory authorisations, licences, permits and consents and all necessary Intellectual Property Rights to enter into and to perform this Agreement and all Insurance Services Work Orders;

21.2.2	the Client is a company duly incorporated, validly existing and in good standing under the laws of Singapore and that this Agreement and all Insurance Services Work Orders are executed by duly authorised representatives of the Client;

21.2.3	as at the date of this Agreement and the date(s) of all Insurance Services Work Orders (where different), the Client is not subject to any of the circumstances listed in clauses 16.2.1 to 16.2.6; and

21.2.4	EXL Holdings (US) is kept reasonably informed of any matters pertaining to the business of the Client or any Associated company and which may have a material impact on the ability of EXL Holdings (US) to perform its obligations pursuant to this Agreement provided that nothing in this clause 21.2.4 shall require the Client to breach any confidentiality obligation owed to a third party or otherwise to disclose information in breach of any statutory or common law obligation.

21.3	Each of the parties shall take reasonable steps to ensure:

21.3.1	that the performance of its obligations pursuant to this Agreement shall not result in the introduction of anything into the other Party or any systems of the other Party, including, without prejudice to the generality of the foregoing, any computer program code, computer virus, computer worm, Trojan horse, authorisation key, licence control utility or software lock, which is intended by any person to, is likely to, or may:

(a)	impair the operation of the Insurance Services or the performance by the other Party of its obligations hereunder;

(b)	impair the operation of any computer systems or programs in the possession of the other Party;

(c)	cause loss of, or corruption or damage to, any program or data held in relation to the Insurance Services or any other computer systems or programs in the possession of the other Party; or

(d)	damage the reputation of the Client, Client UK or any Other Client UK;

21.3.2	it obeys all lawful and reasonable directions of the other; and

21.3.3	it has regard to its respective areas of IT responsibility as described in schedule 10.

22	INSURANCE

22.1	EXL Holdings (US) warrants that:

22.1.1	it has taken out and undertakes to maintain appropriate insurance cover to the extent outlined below with a reputable insurance company against all its liabilities and indemnities that may arise under this Agreement and any Insurance Services Work Order; and

22.1.2	it has in effect and undertakes to maintain in effect during the continuance of this Agreement and any Insurance Services Work Order (where later) and for a period of seven years after termination or expiry of this Agreement and each Insurance Services Work Order:

(a)	public liability insurance cover with a reputable insurance company to a minimum indemnity limit of £5m for all claims;

(b)	professional indemnity insurance and general commercial liability cover with a reputable insurance company to a minimum indemnity limit of £5m for all claims;

(c)	workmen’s liability insurance cover with a reputable insurance company to a minimum indemnity limit of £ 1m for all claims; and

(d)	such other insurances shall be requested by the Client.

The Client may from time to time request increases to all or any of the above insurance limits of cover.

22.2	EXL Holdings (US) undertakes that it will not knowingly do or omit to do anything to vitiate either in whole or in part any of the insurance cover that it is obliged to have and maintain under clause 22.1 above and, to the extent permitted by the insurance conditions, shall provide to the Client copies of the policy documentation.

22.3	EXL Holdings (US) shall, to the extent permitted by the insurance conditions, provide to the Client forthwith upon demand full details of any of the insurance cover that it is obliged to have and maintain under clause 22.1 above.

22.4	In the event that EXL Holdings (US) and the Client agree that EXL Holdings (US) is unable to procure insurance in accordance with this clause 22, the Client shall have the right to procure such insurance on behalf of EXL Holdings (US) (but at Client’s cost) and EXL Holdings (US) shall provide such assistance as is required by the Client in relation to the procurement of such insurance.

22.5	The cost of any insurance cover procured by or on behalf of EXL Holdings (US) wholly and predominantly in connection with its obligations pursuant to this clause 22 shall be agreed under the Budget Process set out in Schedule 3 and, once agreed, shall be treated as an Actual Operating Cost to be borne by the Client.

23	CONFIDENTIALITY

The Parties shall comply with their obligations under the Confidentiality Agreement in relation to all Confidential Information disclosed under this Agreement.

24	ACCESS

24.1	Subject to clause 24.3, each Party agrees to allow the other Party such access as is reasonably necessary to enable that other to perform its obligations under any Insurance Services Work Order and also to meet its obligations to comply with any investigation or demand for information by any Government Office, court or tribunal or regulatory body.

24.2	If, pursuant to or in consequence of performing its obligations under any Insurance Services Work Order, one of the Parties needs Access to any computer system of the other:

24.2.1	such Access shall be strictly limited to that part of the computer system, software, hardware or firmware, (as the case may be) as is required for proper performance of its obligations under such Insurance Services Work Order;

24.2.2	the Party gaining Access shall comply with all reasonable security, audit and other procedures and requirements notified to it from time to time by the other in relation to such Access; and

24.2.3	each Party shall procure that only its employees and in the case of EXL Holdings (US), Sub-Contractors shall be permitted Access and such Access shall be to the extent strictly necessary for the proper performance of the employee’s and/or the Sub Contractor’s duties in relation to that Party’s obligations pursuant to the relevant Insurance Services Work Order.

24.3	The Client shall not be obliged to give EXL Holdings (US) access under clause 24.1 in the event that the Client reasonably believes that such access would give rise to a breach of any legal or regulatory obligation.

25	EMPLOYEE ISSUES

25.1	EXL Holdings (US) shall:

25.1.1	appoint appropriately qualified and skilled employees to fulfil those Key Personnel roles set out as such in schedule 12 of this Agreement and paragraph 12 of the applicable Insurance Services Work Order ensuring that in each case, the Client has provided prior approval of such appointment;

25.1.2	continue to deploy each of the Key Personnel on a full-time basis except where he terminates his employment with EXL Holdings (US) (or the applicable Sub-Contractor), dies, becomes unfit for reasons of disability, is in material breach of his contract of employment with EXL Holdings (US) (or the applicable Sub-Contractor) or the Client gives notice requesting his removal;

25.1.3	ensure that no person other than an employee of EXL Holdings (US) or a Sub-Contractor is deployed in relation to an Insurance Services Work Order.

25.2	Where a Key Personnel vacancy arises pursuant to clause 25.1.2, EXL Holdings (US) shall as soon as practicable, consult with the Client prior to the appointment of replacement Key Personnel who EXL Holdings (US) believes meets the Client’s role profile for that vacancy (and the Client shall have the right to attend interviews and otherwise remain involved with the interview process) and following such consultation shall appoint such replacement Key Personnel, and clause 25.1.2 and this clause 25.2 shall apply to all such replacements.

25.3	Without prejudice to clause 25.2, in the event that more than two members of the Supplier Management Team specified in schedule 12 of this Agreement are no longer employed on a full time basis by EXL Holdings (US) or EXL (India) the Client shall have the right to terminate this Agreement and all Insurance Services Work Orders forthwith.

26	CONTRACT CHANGE CONTROL PROCEDURES

26.1	The Parties shall, in respect of Changes, comply with their obligations as set out in schedule 4. All Changes shall be dealt with in accordance with schedule 4.

26.2	Any Change to this Agreement shall, in the absence of agreement to the contrary, constitute a Change to all Insurance Services Work Orders insofar as the Change relates to terms of this Agreement that are incorporated into such Insurance Services Work Orders.

27	REPORTING OBLIGATIONS

27.1	EXL Holdings (US) shall provide the reports specified in paragraph 18 of an Insurance Services Work Order, to the Client, in the form and at the intervals specified in that paragraph. In addition, EXL Holdings (US) shall provide the reports specified in schedule 5 to the Client, in the form and at the intervals specified in that schedule.

27.2	Each Party shall inform the other as soon as reasonably practicable of any event which may have a material adverse impact on the other Party’s ability to meet its obligations under this Agreement or any Insurance Services Work Order.

27.3	Each of the parties agrees that the other is permitted (but only to the extent that it is lawfully able to do so) to provide the FSA with all information the FSA may require in relation to the Insurance Services and this Agreement and any Insurance Services Work Order. Further, where the FSA requests that any Party provide information in relation to this Agreement, any Insurance Services Work Order or the Insurance Services, that Party shall promptly provide such relevant information as it has in its possession or control, but only to the extent that it is lawfully able to do so.

28	EXIT MANAGEMENT

On termination or expiry of an Insurance Services Work Order however and whenever occurring, and throughout the continuance of such Insurance Services Work Order, the Parties shall comply with their responsibilities and obligations in respect of exit management as set out in schedule 7 and the applicable Insurance Services Work Order.

29	SECURITY

EXL Holdings (US) shall perform the Insurance Services in accordance with the Security Requirements and procedures set out in schedule 2.

30	DISASTER RECOVERY AND BUSINESS CONTINUITY

EXL Holdings (US) shall comply with its obligations in relation to Disaster Recovery and Business Continuity Services as set out in paragraph 11 of an Insurance Services Work Order.

31	PREMISES REGULATIONS

31.1	Each Party agrees that whilst at or near any premises or offices of the other, it shall comply, and shall procure that its employees and Sub Contractors comply, with all reasonable requirements of the other made known to it, such compliance to be from the date that such requirements were so made known.

31.2	Subject to clause 31.1, EXL Holdings (US) agrees that the Client shall have the right to access the Insurance Centre (and permit its employees, agents, sub-contractors and professional advisers to undertake such access) whenever it requires.

32	TRANSFER AND SUB-CONTRACTING

32.1	This Agreement and each Insurance Services Work Order is personal to EXL Holdings (US). EXL Holdings (US) shall not assign, novate or otherwise dispose of this Agreement or any Insurance Services Work Order or any part thereof, or purport to do so, without the prior consent in writing of the Client.

32.2	EXL Holdings (US) shall only be permitted to sub-contract all or part of its liabilities, obligations and responsibilities under this Agreement and any Insurance Services Work Order to those Sub-Contractors set out in schedule 14 (Permitted Sub-Contractors).

32.3

Notwithstanding that EXL Holdings (US) has express rights, liabilities, obligations and responsibilities under this Agreement, any sub-contracting permitted or required under this Agreement or the operation of this clause 32 shall not relieve EXL Holdings (US) from any of its liabilities, obligations and responsibilities hereunder. EXL Holdings (US) shall perform all liabilities, obligations and responsibilities under this Agreement as prime contractor and shall remain primarily responsible and liable for the activities sub-contracted and for such of the acts and omissions of the Sub-Contractors in respect of such activities as would render EXL Holdings (US) liable to the Client, had such acts or omissions been EXL Holdings (US)’s own acts and omissions.

32.4	The Client shall be entitled to assign, novate or otherwise dispose of its rights, liabilities, obligations and/or responsibilities under this Agreement or any part thereof to any Associated Company of the Client which is not engaged in business activities in India which are in competition with EXL India by giving EXL Holdings (US) prior notice of such assignment, novation or other disposal.

32.5	Save as provided in clause 32.4, the Client shall only be entitled to assign, novate or otherwise dispose of its rights under this Agreement, or any part thereof, with the prior approval of EXL Holdings (US).

32.6	For the avoidance of doubt, any assigns, novation or disposal permitted under clause 32.4 and 32.5 shall be subject to the assignee or transferee agreeing to perform the obligations of the Client in respect thereof and to the Guarantee remaining in force in respect of such obligations.

33	FORCE MAJEURE

33.1	For the purposes of this Agreement and all Insurance Services Work Orders, the expression “Force Majeure” shall mean an event which is beyond the reasonable control of an affected Party including, without limitation, any Act of God, war, fire, flood, civil commotion, armed hostilities, act of terrorism, revolution or, adverse weather, and which such Party could not reasonably anticipate or mitigate, whether by means of insurance, contingency planning or any other prudent business means. Any event will only be considered Force Majeure if it is not attributable to the wilful act, neglect, default or other failure to take reasonable precautions of the affected Party, its agents, employees or contractors. Industrial dispute or action shall not give rise to an event of Force Majeure. Any item, whether an item of a Party or any third party, failing to operate due to Year 2000 problems shall not give rise to an event of Force Majeure.

33.2	No Party shall in any circumstances be liable to the other for any loss of any kind whatsoever, including, but not limited to, any damages, whether directly or indirectly caused to or incurred by the other Party by reason of any failure or delay in the performance of its obligations hereunder or any Insurance Services Work Order which is due to Force Majeure. Notwithstanding the foregoing, each Party shall use all reasonable endeavours to continue to perform, or resume performance of, such obligations hereunder for the duration of such Force Majeure event.

33.3	If any Party shall become aware of circumstances of Force Majeure which give rise to or which are likely to give rise to any failure or delay on its part, it shall promptly notify the other Party by the most expeditious method then available and shall inform the other Party of the period for which it is estimated that such failure or delay shall continue.

33.4	It is expressly agreed that any failure by EXL Holdings (US) to perform, or any delay by EXL Holdings (US) in performing, its liabilities, obligations and responsibilities under any Insurance Services Work Order which results from any failure or delay in the performance of its obligations by any person with which EXL Holdings (US) shall have entered into any contract, supply arrangement, sub-contract or otherwise, shall be regarded as a failure or delay due to Force Majeure only in the event that such person shall itself be prevented from or delayed in complying with its obligations under such contract, supply arrangement, sub- contract or otherwise as a result of circumstances of Force Majeure affecting such ??.

33.5	Where:

33.5.1	EXL Holdings (US) or any of its Sub-Contractors are subject to a Force Majeure event, EXL Holdings (US) shall have ninety (90) days from the date of such event to resume its obligations in full pursuant to this Agreement and any Insurance Services Work Order. If the Force Majeure event, or the consequences of it, have not been rectified within that period, then either party shall have the right to terminate this Agreement and/or any Insurance Services Work Order forthwith by notice provided that EXL Holdings (US) shall only be entitled to exercise such rights where the Client has failed to pay Charges in accordance with 33.9 below; and

33.5.2	EXL Holdings or any of its Sub-Contractors are subject to a Force Majeure event which, in the Client’s sole discretion, is not capable of being rectified within thirty (30) days of its occurrence, the Client shall have the right to terminate this Agreement and/or any Insurance Services Work Order forthwith by notice. This clause is without prejudice to clause 33.5.1.

33.6	For the avoidance of doubt, neither party shall have the right to terminate an Insurance Services Work Order or this Agreement because of a Force Majeure event, except in the circumstances set out in clauses 15.3.5, 15.3.6,16.6.8 and 16.6.9.

33.7	For the avoidance of doubt, it is hereby expressly declared that the only events which shall afford relief from liability for failure or delay shall be any event qualifying for Force Majeure hereunder or as otherwise expressly provided in this Agreement or any Insurance Services Work Order.

33.8	Nothing in this Agreement or any Insurance Services Work Order shall be taken as preventing the Client from using any alternative facilities to meet its business needs during the continuance of Force Majeure.

33.9	For the avoidance of doubt, the Client shall be liable to pay the Charges in respect of any activities not carried out due to Force Majeure, provided that, during the period of such Force Majeure, EXL Holdings (US) shall be required to mitigate the consequences thereof, including, where possible, by re-deploying any of its staff elsewhere in its business or in the business of its subsidiaries.

34	THIRD PARTY RIGHTS

34.1	In this clause 34, the term “Right” shall mean the benefit of any of the following:

34.1.1	a right of the Client under this Agreement or an Insurance Services Work Order;

34.1.2	an obligation on EXL Holdings (US) under this Agreement or an Insurance Services Work Order; or

34.1.3	a warranty or other representation by EXL Holdings (US) under this Agreement or an Insurance Services Work Order.

34.2	This Agreement and all Insurance Services Work Orders shall confer those Rights specified in clause 34.3 on each Authorised Agent, Associated Company and Authorised User without in each case any additional charge to the Client or any Authorised Agent, Associated Company or Authorised User. Subject to the prior written consent of the Client (such consent to be provided in its absolute discretion), an Authorised Agent, Associated Company or Authorised User shall be entitled to enforce in its own capacity such Rights pursuant to this Agreement or any Insurance Services Work Order.

34.3	Authorised Agents, Associated Companies and Authorised Users shall have conferred on them the Rights granted to the Client under the following provisions of this Agreement (and as such provisions become terms of each Insurance Services Work Order), as if the Authorised Agents, Associated Companies and Authorised Users were the Client:

34.3.1	clause 12 (Intellectual Property Rights Ownership);

34.3.2	clause 19 (Limitations of Liability);

34.3.3	clause 21.1 (General Obligations);

34.3.4	clause 22 (Insurance);

34.3.5	clause 23 and the Confidentiality Agreement;

34.3.6	clause 24 (Access);

34.3.7	clause 31 (Premises Regulations);

34.3.8	clause 35 (Data Protection); and

34.3.9	clause 36 (Audit).

34.4	Notwithstanding section 2(1) of the Contracts (Rights of Third Parties) Act 1999, the Parties may in accordance with this Agreement, vary, rescind or terminate this Agreement or any Insurance Services Work Order (whatever the nature of such variation, rescission or termination) without seeking the consent of any third party on whom this clause 34 confers Rights.

34.5	Subject to clauses 33.2 and 33.3, neither this Agreement nor any Insurance Services Work Order creates, and shall not be construed as creating, any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not a Party.

35	DATA PROTECTION

As of the date of this Agreement, the parties shall duly execute and procure the execution of the Data Protection Agreement which shall apply in respect of this Agreement and each Insurance Services Work Order.

36	AUDIT AND INFORMATION

36.1	At no additional cost to the Client, EXL Holdings (US) shall grant, or procure the grant, to the Client and any auditors of the Client and their respective authorised agents the right of access without notice and during normal business hours at any time to EXL Holdings (US) and all Sub-Contractors’ records relating to this Agreement and employees and sub-contractors of EXL Holdings (US) and the Sub-Contractors and shall provide such reasonable assistance at all reasonable times during the Term in relation to audits of the performance of all of EXL Holdings (US) obligations under this Agreement and any Insurance Services Work Order including but not limited to:

36.1.1	the ongoing compliance by EXL Holdings (US) with clause 13.1;

36.1.2	the accuracy and calculation of the Charges;

36.1.3	that the Insurance Services are being provided in accordance with the Service Levels;

36.1.4	that EXL Holdings (US) and its Sub-Contractors as appropriate are complying with its obligations in relation to the Security Requirements set out in schedule 2; and

36.1.5	that EXL Holdings (US) and its Sub-Contractors are operating procedures in accordance with this Agreement and all Insurance Services Work Orders in relation to the Data and any other resources provided by the Client to EXL Holdings (US), including without limitation, the Client Assets.

36.2	Without prejudice to the foregoing, at no additional cost to the Client, in the event of an investigation into suspected fraudulent activity or other legal or regulatory impropriety by EXL Holdings (US), its Sub-Contractors, the employees of EXL Holdings (US) or its Sub-Contractors or any security concerns in relation to this Agreement or any Insurance Services Work Order, the Client reserves for itself, any auditors of the Client and their respective authorised agents, the right of access without notice and at any time to EXL Holdings (US) and its Sub-Contractor’s records relating to this Agreement or any Insurance Services Work Order, and employees and officers of EXL Holdings (US) and agree to render all necessary assistance to the conduct of such investigation and to allow or procure such access at all times during the currency of this Agreement or for any time thereafter, and EXL Holdings (US) shall procure the same agreement from the employees and officers of all Sub-Contractors.

36.3	At no additional cost to the Client except where agreed in writing, EXL Holdings (US) shall make any changes which are reasonably necessary and take other actions which are reasonably necessary in order to maintain compliance with applicable laws or regulations and so that the performance of EXL Holdings (US)’s obligations complies with the Client’s internal and external audit requirements from time to time.

36.4	For the purposes of observing the performance, quality and progress of EXL Holdings (US)’s and its Sub-Contractors’ performance of its obligations under this Agreement and any Insurance Services Work Order, the Client’s personnel and consultants shall be allowed to observe work being performed by or on behalf of EXL Holdings (US) and the Sub-Contractors in order to verify that EXL Holdings (US) and the Sub-Contractors are complying with their obligations under this Agreement and any Insurance Services Work Order. For the avoidance of doubt, the Client may appoint an appropriate third party to act on its behalf in connection with its rights under this clause 36.

36.5	In addition to clauses 36.1 to 36.4 above, EXL Holdings (US) shall grant, or procure the grant of access by FSA, other regulators and the police to all records, sites and/or materials used in conjunction with this Agreement or any Insurance Services Work Order in the event such persons wish to carry out an audit.

37	ANCILLARY PROVISIONS

37.1	Waiver

No delay or failure by either Party to exercise any of its powers, rights or remedies under this Agreement or any Insurance Services Work Order shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. The remedies provided in this Agreement and each Insurance Services Work Order are cumulative and not exclusive of any remedies provided by law. No waiver by either Party of any breach by the other Party of any provision of this Agreement or any Insurance Services Work Order shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement or any Insurance Services Work Order.

37.2	Severability

If any part of this Agreement or any Insurance Services Work Order is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement or any Insurance Services Work Order which shall continue to be valid and enforceable to the fullest extent permitted by law.

37.3	Costs and expenses

Unless otherwise agreed in writing between the Parties, each Party shall pay its own costs and expenses incurred in connection with the preparation, negotiation, execution and implementation of this Agreement and all Insurance Services Work Orders and the documents referred to in this Agreement or any Insurance Services Work Order.

37.4	Successors and assigns

This Agreement and all Insurance Services Work Orders are binding on and shall apply for the benefit of the Parties’ personal representatives, successors in title and permitted assignees.

37.5	Entire agreement

37.5.1	This Agreement and the Insurance Services Work Orders constitute the entire understanding between the Parties in relation to its subject matter.

37.5.2	Except in respect of any fraudulent misrepresentation made by a Party, the Parties acknowledge that they have not relied on any representations, writings, negotiations or understandings, whether express or implied, (other than as set out in this Agreement) in entering into this Agreement.

37.6	No partnership

Nothing in this Agreement or any Insurance Services Work Order shall constitute or be deemed to constitute a partnership between the Parties and neither of them shall have the power to bind the other in any way.

37.7	Governing Law

This Agreement and all Insurance Services Work Orders are governed by and shall be construed in accordance with English law.

37.8	Jurisdiction

37.8.1	The Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement or any Insurance Services Work Order. The Parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground that the proceedings have been brought in an inconvenient forum.

37.8.2	Nothing in this Agreement or any Insurance Services Work Order shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

37.9	Appointment of Process Agent

37.9.2	EXL Holdings (US) hereby appoints PricewaterhouseCoopers LLP, Embankment Place, London WC2 6NN (for the attention of Nigel Fudd) as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement and any Insurance Services Work Order.

37.9.3	If any such process agent ceases to be able to act as such or to have an address in England, EXL Holdings (US) (as applicable) irrevocably agrees to appoint a new process agent in England acceptable to the Client and to deliver to the Client within ten (10) Business Days a copy of a written acceptance of appointment by the process agent.

37.10 Notices

37.10.1

Any notice or other communication to be given under this Agreement shall either be delivered by hand or sent by first class post pre-paid recorded delivery (or by air mail if overseas) or by a generally recognised international courier service (with relevant fees prepaid) or by facsimile transmission (provided that, in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by first class post or by a recognised international courier service within two Business Days after transmission) as follows:

(a)	for the Client:

Offshore Operations Director

Surrey Street

Norwich NR1 3NG;

Fax Number: 01603 843344

copy to Director of Legal Services

Norwich Union Legal Services

Surrey Street

Norwich NR1 3DR

Fax Number: 01603 685857

(b)	for EXL Holdings (US):

Rohit Kapoor, President & CFD

ExlService Holdings, Inc

350 Park Avenue, 10th Floor

New York, NY 10022;

37.10.2	A Party may change the address or facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice on the other.

37.10.3	In the absence of evidence of earlier receipt, all notices shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by post within the UK, two Business Days after the envelope containing it was posted;

(c)	if sent by international post, seven Business Days after the envelope containing it was posted;

(d)	if sent (with relevant fees prepaid) by a generally recognised international courier service, three Business Days after the envelope containing it was delivered to the relevant international courier; and

(e)	if sent by facsimile, on completion of transmission;

provided that where such delivery or transmission occurs after 5.00 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 am on the next following Business Day.

This Agreement has been signed on the date first stated on page 1 above.

Signed for and on behalf of the Client

By	/s/ Paul Robert Faulkner

Name	Paul Robert Faulkner

Title	Director

Date	29/07/2004

Signed for and on behalf of EXL Holdings (US)

By	/s/

Name

Title

Date